EXHIBIT 99.1

Contact:	Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Paper Declares Quarterly Dividend

ALPHARETTA, GEORGIA. January 31, 2012— Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share on the company’s common stock. The dividend is payable on March 2, 2012 to stockholders of record as of close of business on February 10, 2012.

The company previously announced it was increasing its quarterly dividend effective in 2012 from $0.11 to $0.12 per share in November 2011.

About Neenah Paper, Inc.

Neenah Paper is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ENVIRONMENT®, CRANE®, SUNDANCE®, KIMDURA®, Gessner®, JET-PRO®, SofStretch(TM) and varitess(®. Neenah Paper is headquartered in Alpharetta, Georgia and sells products in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information about Neenah Paper can be found at the company’s web site, www.neenah.com.